EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 17, 2022, relating to the financial statements and financial highlights of Eaton Vance Tax-Managed Buy-Write Opportunities Fund and Eaton Vance Tax-Managed Buy-Write Strategy Fund (the “Funds”), appearing in the Annual Reports on Form N-CSR of the Funds for the year ended December 31, 2021, and to the reference to us under the heading “Information Concerning Independent Registered Public Accounting Firm” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 18, 2022